Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated March 13, 2015, on our audits of the consolidated financial statements and financial statement schedules of Horizon Bancorp as of December 31, 2014 and 2013 and for the years ended December 31, 2014, 2013 and 2012, which report appears in the Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated March 13, 2015, on our audit of the internal control over financial reporting of Horizon Bancorp as of December 31, 2014, which report is incorporated by reference in the Annual Report on Form 10-K. We also consent to the references to our firm under the caption “Experts.”

/s/ BKD, LLP

Indianapolis, Indiana

May 5, 2015